Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-161175 on Form S-8 of our reports dated February 13, 2013, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph related to the significant transactions with Ocwen Financial Corporation, a related party) of Altisource Portfolio Solutions S.A. and subsidiaries (the “Company”) , and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte and Touche LLP

Atlanta, Georgia

February 13, 2013